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Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Members
GGP/Homart II, L.L.C.:

We consent to the inclusion in the registration statement on Form F-4 of Brookfield Property Partners L.P. of our report dated February 28, 2013, with respect to the consolidated balance sheets of GGP/Homart II, L.L.C. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income, changes in capital, and cash flows for each of the years in the three-year period ended December 31, 2012, not included herein, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP
Chicago, Illinois
December 23, 2013

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  Exhibit 23.4
Consent of Independent Registered Public Accounting Firm